Exhibit 99.2

15-Aug-2023

Sachem Capital Corp. (SACH)

Q2 2023 Earnings Call

Total Pages: 10 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

CORPORATE PARTICIPANTS

John L. Villano

Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp

OTHER PARTICIPANTS

Tyler Batory	Matthew Erdner
Analyst, Oppenheimer & Co., Inc.	Analyst, JonesTrading Institutional Services LLC

Christopher Nolan	Chris Muller
Analyst, Ladenburg Thalmann & Co., Inc.	Analyst, JMP Securities LLC

MANAGEMENT DISCUSSION SECTION

Operator: Greetings and welcome to the Sachem Capital Corp. Second Quarter 2023 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, [ph] Kevin Reed (00:32), Investor Relations. Thank you, sir. You may begin.

Unverified Participant

Good morning, everyone, and thank you for joining Sachem Capital Corp.'s second quarter 2023 conference call. On the call from Sachem Capital today is Chief Executive Officer and Interim Chief Financial Officer, John Villano, CPA; as well as Vice President of Finance and Operations Nick Marcello. Yesterday, the company announced its operating results for the quarter ended June 30, 2023 and its financial condition as of that date. The press release is posted on the company's website, www.sachemcapitalcorp.com. In addition, the company filed its quarter end Form 10-Q with the US Securities and Exchange Commission and can be accessed on the company's website as well as the SEC's website at www.sec.gov. If you have any questions after the call or would like any additional information about the company, please visit our website.

As a reminder, remarks made on today's conference call may include forward-looking statements. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed today. We do not undertake any obligation to update our forward-looking statements in light of new information or future events. For a more detailed discussion of the factors that may affect the company's results, please refer to our earnings release for this quarter and to our most recent SEC filings.

During this call, we will be discussing certain non-GAAP financial measures. More information about these non-GAAP financial measures and reconciliations to the most directly comparable GAAP financial measures are contained in our SEC filings.

2 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

With that, I'll now turn the call over to John. John?

John L. Villano

Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.
Thank you, Kevin, and thanks to everyone for joining us today.

Sachem produced another solid quarter of revenue and earnings growth while continuing to invest in our business. We accomplished this in a difficult operating environment marked by ongoing Federal Reserve rate hikes, banking sector pressures, and lingering inflation. Importantly, Sachem has remained disciplined in our approach and our second quarter results were quite strong. We achieved record revenue growth of more than 31% to $16.5 million compared to the same quarter of 2022 and net income attributable to common shareholders of $4.8 million or $0.11 per share. These results highlight the deliberate and prudent approach we apply to our underwriting which, coupled with the resiliency of our loan portfolio, has allowed our performance to remain steady amid these ever-evolving economic conditions.

As recent headlines confirm, new loan originations in the commercial and residential real estate sector have slowed dramatically in the wake of a rapid rise in interest rates over the past 18 months. As larger banks pull back, we view this as an opportunity to grow market share and continue to expand the Sachem platform. As we discussed last quarter, while these factors provide opportunity, we will not veer from our proven and disciplined approach to our sourcing and underwriting of loan opportunities. Given our ongoing cautionary outlook, our originations remain conservative and below recent historical levels. In the second quarter, we funded approximately $55.6 million of mortgage loans, including loan modifications and construction draws.

While our originations have leveled off similar to the rest of the industry, we are seeing a strong pipeline of new requests for modifications and construction loans. As noted over the past several quarters, it has been our practice to lend to borrowers with strong credit profiles and a proven track record of performance so we can be opportunistic and put capital to work when ideal situations arise. Our proactive approach during financial market dislocations will create opportunities to grow our already robust pipeline of potential funding opportunities. Due to our disciplined stance, we have maintained strong liquidity and are positioned to selectively capitalize on situations where banks and other smaller, less capitalized competitors are unwilling or unable to perform. Our focus remains primarily on residential and multifamily loans where housing prices and demand have remained relatively stable.

I would like to remind everyone of our strategic strengths that position us well in the current environment. First, Sachem Capital was born out of the great financial crisis and has a deep, experienced and battle-tested management team. We have underwritten over $1 billion of loans to many different lending cycles and will use that experience as a guide to navigate our path forward. Second, we have a diversified mortgage portfolio across multifamily, single family, fix and flip loans and commercial real estate projects. Our loan portfolio is spread across 15 states. And as we have stated in the past, it is our intent to grow responsibly in the Southeast.

Our loans are generally short term in nature. As of quarter end, approximately 88.3% of the loans in our portfolio had a term of one year or less, allowing us to reprice capital quickly to better protect our margins. Importantly, we have a strong balance sheet with $624 million in assets, including $52.3 million in cash, cash equivalents and investment securities, offset with $382.7 million in total debt outstanding. In addition, we have available liquidity of approximately $37.9 million in our credit facilities. This liquidity and availability provide us the financial capacity to capture market share in an opportunistic and selective manner.

3 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

Let me touch on a few key financial metrics beyond the strong revenue growth that I mentioned earlier. Total operating cost and expenses for the quarter were approximately $10.8 million compared to approximately $7.3 million for the second quarter of 2022. The change was due to higher interest and amortization of deferred financing costs, G&A and compensation fees and taxes. Interest and amortization of deferred financing costs increased from approximately $5.2 million in the second quarter of 2022 to approximately $7.1 million this quarter, a change of approximately $1.9 million or 37%. Net income attributable to common shareholders for the quarter was approximately $4.8 million compared to approximately $4.3 million for the second quarter of 2022. Earnings per share for the second quarter of 2023 were $0.11 versus $0.12 in the second quarter of 2022.

With regard to our portfolio, as of June 30, 2023, we had 360 loans with a total principal balance of $506.7 million with a weighted average interest rate of 12.17% not inclusive of fees earned. We had loans with a principal balance of approximately $96.4 million in non-accrual status, and there are 51 loans in pending foreclosure by the company, representing approximately $47.2 million of unpaid principal. During the quarter, the company modified or extended a total of 62 loans. These modifications resulted in gross fee income of approximately $2 million, supplementing our reduced origination fee income.

In the case of each of these loans, we believe the value of the collateral exceeds the total amount due. As we have discussed in the past, a troubled or distressed loan rarely loses 100% of its value and, usually, over the term of the loan when interest income, origination, and other fees are considered, overall transaction is profitable. Importantly, we have the expertise to work through these issues given our successful track record through prior cycles. For the six months ended June 30, 2023, the company impaired or wrote down approximately $413,000 of loans and had a gain on the sales of real estate [ph] owned (09:26) of $126,000. In addition, we recorded a provision for our future credit losses in accordance with CECL guidelines of $196,000.

Turning to our balance sheet. As of June 30, 2023, real estate owned was approximately $5 million compared to $5.2 million at year-end 2022. Specifically, real estate owned included approximately $818,000 held for rental and approximately $4.2 million held for sale. With regard to our dividend, we paid a $0.13 per share dividend paid on August 11, 2023 to shareholders of record as of August 7, 2023. This compares to second quarter net income of $0.11 per share. The difference was primarily related to our timing of certain revenues and originations. As a REIT, we are required to pay out 90% of taxable income per year to our shareholders. And in this environment, the board will continue to evaluate the distribution policy on a regular basis, balancing our performance with the importance of maintaining financial flexibility.

In closing, we will maintain our disciplined and cautionary approach to managing the business, and we'll continue to invest in Sachem for the future. We foresee the possibility of large cash balances and limited lending operations, potentially providing a near-term drag on earnings. While we do not provide forward-looking financial guidance, we believe maintaining our cautious stance is the best strategy to create long-term, sustained value for shareholders as the economic environment evolves. Our management team has invested through many different economic cycles with a clear eye on asset protection and shareholder value. With experience gained through each cycle, we have built a resilient, well-diversified portfolio, and a fortified balance sheet to navigate the current volatility and set us up to drive long-term value for our shareholders.

With that, we will open the call for questions. Operator?

4 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

QUESTION AND ANSWER SECTION

Operator: At this time, we will be conducting a question-and-answer session. [Operator Instructions] Our first question is from Tyler Batory with Oppenheimer & Co. Please proceed with your question.

Tyler Batory Analyst, Oppenheimer & Co., Inc.	Q

Hey. Good morning. Thank you. So, first question for me is just interested what you're seeing, loan pipeline, what that looks like today compared with a few quarters ago, where you're seeing the most opportunities. And it sounds like you're still keeping your cautious stance. Should we expect the origination activity to remain pretty consistent with where you were in the first half of the year for the rest of this year?

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.	/ A

Good morning, Tyler. First, our pipeline is still very, very robust. Its creation and sustainability is really based on banks and our competitors' inability or fear to fund our types of business-purpose loans. We expect our pipeline to remain unbelievably large really through the end of this year. And with that, we are unbelievably selective in picking what we think are the best opportunities of the bunch. And these loans in our pipeline are from all over the country. And as we've discussed in the past, we are doing our very best to stay on the eastern seaboard. We're still very strong in New England and Southeast part of the US.

Opportunities exist for us everywhere. The bank's failure to respond to borrowers' needs have turned over a lot of their better-paying customers to us, and we try to take advantage of them in terms of providing the services that they so desperately need to either start or finish projects. Hopefully, in the long run, we acquire a customer. But for right now, there is a steady stream of good quality borrowers and great projects.

With respect to origination volume, as we talked in our release here, we have seen, at our end, a reduction in funding. And it's kind of by design. We have limited amounts of liquidity as does everyone in our space. We have sufficient working capital. We are doing our very best not to spend every penny. So, we're playing cautious. I'd like to just drop a couple of numbers in here that I think you may find useful.

For the first six months of this year, 2023, we funded $114,500,000 in loans, and we received $66 million in payoffs. And if we're to compare that to the year-ago period, around here, through the year-ago period where we funded $192 million of loans with $61 million of payoffs, it will give you the feel of how we're condensing our workload, that we're picking better and better deals and doing our very best to conserve our capital until liquidity improves in our industry.

Tyler Batory Analyst, Oppenheimer & Co., Inc.	Q

Okay. That's very helpful commentary there. My follow-up question, just in terms of loans and foreclosure loan modifications, your potential distress out there, just talk about kind of what you're seeing with those two items. I mean, is that something that you're maybe trying to lower the next couple of quarters given you're being a little bit more selective in terms of the capital that you're deploying?

5 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.	A

That's a good question and, of course, a very important topic. We have a bunch of foreclosures, and we have a bunch of modifications and extensions as I discussed on our call. These numbers will start to wind down. These are loans that were originated during a very robust real estate cycle. There was a time where we're doing, given a given quarter, 125 loans, and those loans are looking for a home, which is our biggest problem. When the term of our loan runs its course, we have a choice, right? I can either foreclose, send a demand letter and foreclose, or we can extend and modify. And our team is really good at figuring out is our borrower doing what they should, what they agreed to do? Have they maintained the property? Is the construction on process?

If, in fact, the borrower has done as agreed, we can extend and modify his loan for another year. We are seeing an awful lot of this and it's really a result of our people not having a place to go where they have completed projects and no bank financing to assist them really with lower payments and long-term debt capital. So to be very specific, we see this, I don't want to say coming to an end, that would not be fair. We do see the amount of modifications and extensions slowing down tremendously towards the end of the year. Remember our years -our loans are one year. We were very busy last September and December, and we started to slow down in March. So, we have we have another few months of this.

But I just want to give you -- I just want to reiterate what was said in the call that we modified 62 loans this quarter and the modifications resulted in a gross $2 million of additional fee income to Sachem. And this income is really supporting our lower level of originations. And...

[indiscernible] (18:30)

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem	A

Okay. Thank you.

Tyler Batory Analyst, Oppenheimer & Co., Inc.	Q

Sorry. Go ahead. Okay. All right. Thank you, John. Appreciate it.

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem	A

No, no. Okay, Tyler. Thank you.

Operator: Our next question comes from Christopher Nolan with Ladenburg Thalmann. Please proceed with your question.

Christopher Nolan Analyst, Ladenburg Thalmann & Co., Inc.	Q

John, what sort of leverage level are you targeting? And given the inverted yield curve, do you see any sort of refinance opportunities at lower rate potentially?

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem	A

6 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

Okay. So, let's talk about leverage. Overall, our leverage level, I'm really not able to increase our leverage dramatically at this point. And there's really two reasons for that. One is finding affordable debt capital is very difficult and finding an amount that would be beneficial to us. Second is the covenants on our short-term notes. So, we are limited to a 1.5 times asset coverage ratio which it's a good thing and a bad thing. It allows us to walk at a good pace. It doesn't allow us to sprint and get ahead of ourselves. So we did increase a little bit of debt in the quarter. We are always looking to raise equity. In fact, we have utilized our ATM during the first six months. I'm very sparing with level, raising about $10 million during the first six months. So, we continue to balance debt and equity, and it's all about having a real fortress of a balance sheet.

With respect to yields, first and foremost, we don't have any pricing pressure at the moment. We still have a great spread on our loan products compared to our weighted cost of capital. We have the ability to put a lot of money to work with really great spreads still, not as good as they were two years ago, but still very, very good. While we would hope the rise in interest rates would kind of slow down here, I think if it goes too far, I mean we could have a crack. But as of right now, margins are good. We are always looking for affordable debt capital. I feel like we're a few months away from finding that.

Christopher Nolan Analyst, Ladenburg Thalmann & Co., Inc.	Q

Okay. Thank you.

Operator: Our next question comes from Matthew Erdner with JonesTrading. Please proceed with your question.

Matthew Erdner Analyst, JonesTrading Institutional Services LLC	Q

Hey. Good morning. Thanks for taking the question. So, you mentioned that you're seeing good spreads still. What are those spreads looking like? And then can you also describe what a typical modification looks like for you, guys? You mentioned a year extension, but are you requiring more equity capital to be put in? Just what are the requirements there? Thanks.

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem	A

Sure. So in terms of loan spreads, our cost of capital is between 8.5% and 9%. We are currently company-wide lending at a minimum of 13% and 2%, pushing higher, mostly 13% and 3%. The 3% is the origination. So, our margins are very good. These are one-year loans. This is not -- so, we were 12% and 2% when rates were much lower, borrowing at 6% with our unsecured notes. So, our margins have been compressed, but it has not been devastating, okay?

Now, our typical modification, so there's two kinds. Around here, it's does the mod need new capital from us or is it just a time mod, meaning projects done, projects cash flowing, and our borrower needs another year or six months to find suitable refinancing or sale? The easy ones are the time mods. We have a completed project. It's a timing issue. I talked about the banks and our competitors' failure to lend. Their fear is causing us a little bit of a heartache and a heartache for our borrowers as well who have to incur additional costs. Our heartache is that I have to explain this stuff every quarter.

The other mods where our project may have run over budget due to material, labor, whatever, lack of labor. Those require a little more effort on our part, and our team will go in and really underwrite the loan again, not as

7 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

full, but mostly, mostly complete. And in that regard, we determine if the loan is a keeper, meaning our borrower has done as agreed within his loan docs, or is our borrower so far off track we need to put an end to it. So, if the deal requires more capital and we see light at the end of the tunnel, we will provide capital, complete the project, maybe provide some liquidity to the borrower so we can get three or four months down the road to complete a sale. All right. Those are the differences. Like I said, we cleaned up [ph] 62 (24:07) of those during the quarter. I expect there to be another [ph] 62 (24:11). And last quarter, we earned $2 million in gross fees.

Matthew Erdner Analyst, JonesTrading Institutional Services LLC	Q

Yeah. That's helpful. And then as a follow-up, of the ones that you're not able to clean up and you take on as real estate-owned, what is the timeline there, how long it's going to be on the balance sheet and what have you guys been seeing in terms of sales and how quickly you can get out of these properties?

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem	A

Unfortunately, in New England, the foreclosure process is absolutely horrendous. Most of our foreclosures are resolved before we have to take back a property, okay? So, it's unbelievably hard to believe. But as you can see, our REO balance from quarter to quarter is relatively stable. It's $5.2 million a year ago. It's $5 million now. I don't want to say that I'm happy having $5 million of REO, it's just the ebb and flow of the product.

Trying to add more color there. They resolve themselves basically, Matt, and mostly, if it comes back to us, we have a stable of almost 500 developers that we circulate the product, the [ph] REO too (25:34). So, we have built-in buyers. And as you could check -- as you can see in our historic filings, most of our impairments are relatively small when you consider the amount of loans in our portfolio. So, these problems kind of resolve themselves. Not to say that I'm not going to get a punch in the nose somewhere along the way here. But historically, our loss provision provisions have been relatively low. I'll even say unbelievably low compared to our peers. We expect that to continue. So all I can really say, these things kind of work themselves out. If our underwriters do what they're supposed to do, it's more a disclosure item than a fire sale.

Matthew Erdner Analyst, JonesTrading Institutional Services LLC	Q

That's helpful information. Thank you.

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem	A

Okay.

Operator: Our next question comes from Chris Muller with JMP Securities. Please proceed with your question.

Chris Muller Analyst, JMP Securities LLC	Q

Hey, John. Thanks for taking the question. So, to your comment on the pullback from the banks, does this represent a short-term opportunity while they're out of the market or do you think you guys can win some longer term business here?

8 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.	A

I don't -- the banks always guess wrong, right? They're pulling back. This is an opportunity for us to maybe garner some of the better borrowers, some of the better projects, clearly, be able to price aggressively. I think the banks here will come around at some point. But they did this during COVID. And we were just a couple months into COVID and we saw that there was an opportunity for us to build our business, and we did [indiscernible] (27:29). This is looking and feeling the same way.

And what I'm seeing here, Chris, is that the banks are afraid. They're afraid of interest rates. And we have a very interesting situation with respect to the rise in interest rates and the failure of real estate prices to fall. And that just leads me down a path of, hey, there is real value. The value is created, in my opinion, with new construction and new building codes, labor, materials. These things are so expensive that it's raising value across the board for all real estate, maybe except for office. The idea here is that older properties in need of repair are being bid up because the cost to build new is so expensive. And I think the banks are missing the boat on that. So again, it's my opinion. We'll see what the market shows me couple of months from now. But we like to zig when they zag a little bit.

Chris Muller Analyst, JMP Securities LLC	Q

Yeah. That's helpful. And then the other follow-up I have, so I see some subsequent ATM issuance in the 10-Q, is that just to support the increased pipeline?

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.	A

Well, yes, it is. It's part of the balancing between debt and equity [indiscernible] (29:05) all the time. We don't want to put pressure on our covenants. We want to have capital -- free capital should we need it or we see an opportunity. But when -- we have certain periods during the quarter where we can access the ATM. It's non-blackout. And if we feel that there's a market for us to raise some capital, we will go and do that.

Now, let me be very clear. I'm not happy raising capital at $3.75. All right. So, I just want that to ring loud and clear. Sometimes, we have to, and it's not because things are on a fire sale. It's because we're doing that very delicate balance. The dance between debt and equity.

Chris Muller Analyst, JMP Securities LLC	Q

Got it. Appreciate your comments.

John L. Villano Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.	A

Okay.

Operator: There are no further questions at this time. I would now like to turn the floor back over to John Villano for closing comments.

9 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com

John L. Villano

Chairman, Chief Executive Officer, President & Interim Chief Financial Officer, Sachem Capital Corp.

Thank you for the questions. Thank you, all, for joining us today. I look forward to updating you next quarter.

Operator: This concludes today's conference. You may disconnect your lines at this time. Thank you for your participation

Disclaimer

The information herein is based on sources we believe to be reliable but is not guaranteed by us and does not purport to be a complete or error-free statement or summary of the available data. As such, we do not warrant, endorse or guarantee the completeness, accuracy, integrity, or timeliness of the information. You must evaluate, and bear all risks associated with, the use of any information provided hereunder, including any reliance on the accuracy, completeness, safety or usefulness of such information. This information is not intended to be used as the primary basis of investment decisions. It should not be construed as advice designed to meet the particular investment needs of any investor. This report is published solely for information purposes, and is not to be construed as financial or other advice or as an offer to sell or the solicitation of an offer to buy any security in any state where such an offer or solicitation would be illegal. Any information expressed herein on this date is subject to change without notice. Any opinions or assertions contained in this i nformation do not represent the opinions or beliefs of FactSet CallStreet, LLC. FactSet CallStreet, LLC, or one or more of its employees, including the writer of this report, may have a position in any of the securities discussed herein.

THE INFORMATION PROVIDED TO YOU HEREUNDER IS PROVIDED "AS IS," AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, FactSet CallStreet, LLC AND ITS LICENSORS, BUSINESS ASSOCIATES AND SUPPLIERS DISCLAIM ALL WARRANTIES WITH RESPECT TO THE SAME, EXPRESS, IMPLIED AND STATUTORY, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ACCURACY, COMPLETENESS, AND NON-INFRINGEMENT. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NEITHER FACTSET CALLSTREET, LLC NOR ITS OFFICERS, MEMBERS, DIRECTORS, PARTNERS, AFFILIATES, BUSINESS ASSOCIATES, LICENSORS OR SUPPLIERS WILL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS OR REVENUES, GOODWILL, WORK STOPPAGE, SECURITY BREACHES, VIRUSES, COMPUTER FAILURE OR MALFUNCTION, USE, DATA OR OTHER INTANGIBLE LOSSES OR COMMERCIAL DAMAGES, EVEN IF ANY OF SUCH PARTIES IS ADVISED OF THE POSSIBILITY OF SUCH LOSSES, ARISING UNDER OR IN CONNECTION WITH THE INFORMATION PROVIDED HEREIN OR ANY OTHER SUBJECT MATTER HEREOF.

The contents and appearance of this report are Copyrighted FactSet CallStreet, LLC 2023 CallStreet and FactSet CallStreet, LLC are trademarks and service marks of FactSet CallStreet, LLC. All other trademarks mentioned are trademarks of their respective companies. All rights reserved

10 Copyright © 2001-2023 FactSet CallStreet, LLC
1-877-FACTSET www.callstreet.com